Exhibit 99.1

Company Contact:	Investor Relations:
Andrew Warner, CFO	Timothy Dien
EnergyConnect Group, Inc.	Lippert / Heilshorn & Associates, Inc.
(408) 898-4592	(415) 433-3777
AWarner@energyconnectinc.com	TDien@lhai.com

EnergyConnect Group, Inc. Reports Third Quarter 2010 Results
-Third Quarter 2010 Revenue of $17.4 Million, Increased 68% over Prior Year-
-Year-to-Date 2010 Revenue of $30.9 Million, Grew 62% over Prior Year-
-Year-To-Date Adjusted EBITDA of $4.7 Million, Up from $671,000 in Prior Year-
-Strengthened Balance Sheet, Converted $3.3 Million in Debt
for 36.5 Million Shares of Common Stock -
- Raises Annual 2010 Revenue Growth Expectations to Approximately 55% over 2009 and Reiterates Positive Annual 2010 Non-GAAP Adjusted EBITDA Guidance-

San Jose, CA – November 9, 2010 - EnergyConnect Group, Inc. (OTCBB: ECNG), a leading provider of smart grid demand response services and technologies, reported results for its third quarter and nine months ended October 2, 2010.

Kevin Evans, EnergyConnect’s president and CEO said, “We delivered third quarter 2010 revenue of $17.4 million, bringing the year-to-date revenue growth to 62% compared to the same period last year. Improvements were driven by strong customer capacity portfolio performance, benefiting the grid by relieving regional congestion across the Mid-Atlantic this summer. In addition, the seasonal increase in energy prices generated modest economic revenue growth.”

“We expect our strengthening financial position to enhance our competitive profile, as we continue to leverage our suite of demand response services and expand our national footprint as the technology leader for the smart grid. Of note, we are working with a number of large municipalities within PJM to implement integrated energy management and automated demand response solutions. We remain focused on strategic growth initiatives such as technology partnerships with building automation and smart grid technology suppliers. Looking ahead, we are well positioned for solid growth and are confident we will achieve continued success in 2011 with our GridConnect technology platform delivering capacity, economic and ancillary services.”

Third Quarter Financial Results
Revenue for the third quarter of 2010 was $17.4 million, compared to $10.3 million in the third quarter of 2009. Net income for the third quarter 2010 was $1.5 million, or $0.01 per share, compared to net income of $528,000, or $0.01 per diluted share, in the third quarter 2009. Non-GAAP Adjusted EBITDA was $2.7 million, compared to $1.2 million in the third quarter 2009.

Nine Months Ended October 2, 2010 Financial Results
For the first nine months of 2010, revenue was $30.9 million, compared to $19.1 million for the same period a year ago.  Net income for the first nine months of 2010 was $2.4 million, or $0.02 per diluted share, compared to net loss of $952,000, or $(0.01) per share in the same period a year ago. Non-GAAP Adjusted EBITDA was $4.7 million, compared to $671,000 for the same period a year ago.

Company Outlook
Andrew Warner, EnergyConnect’s CFO, said, “The results for the first nine months of 2010 exceeded our expectations, more than doubling year-to-date Adjusted EBITDA, compared to the prior year period. In September, we solidified our balance sheet, achieving a significant milestone of converting $3.3 million in debt into common stock, and in November, we secured a line of credit for $4.0 million with Silicon Valley Bank and Partners for Growth.  Looking ahead, we now expect annual revenue growth of approximately 55% over last year, up from prior guidance of between 40% and 45% growth. We remain confident in our goal to deliver positive Non-GAAP Adjusted EBITDA for 2010. The guidance reflects the seasonality in our revenue recognition, where the majority of our capacity revenue is recognized in the second and third quarters of the year.”

As of November 5, 2010, the company had 133,102,130 shares outstanding.

Discussion of Non-GAAP Financial Measures
The company intends to utilize a number of different financial measures, both GAAP and Non-GAAP, in analyzing and assessing the overall business performance, for making operating decisions and for forecasting and planning future periods. The company considers the use of Non-GAAP financial measures helpful in assessing the current financial performance and prospects for the future. While the company intends to use Non-GAAP financial measures as a tool to enhance the understanding of certain aspects of the financial performance, the company does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, the company believes that disclosing Non-GAAP financial measures provides useful supplemental data that, while not a substitute for GAAP financial measures, allows for further transparency in the review of the financial and operational performance.

The company believes that Non-GAAP Adjusted EBITDA is used by investors and analysts as an alternative to GAAP measures when evaluating the performance in comparison to other companies. In order to fully assess the financial operating results, the company believes that Non-GAAP Adjusted EBITDA will be an appropriate measure of evaluating the operating performance, because it eliminates the effects of financing and accounting decisions. This measure is also significant to institutional lenders, and is considered an important internal benchmark of the performance.  The company intends to use Non-GAAP Adjusted EBITDA to measure the performance against internal performance targets, which are based on Non-GAAP Adjusted EBITDA. In addition, the company intends to further exclude stock-based compensation and other non-cash charges in calculating Non-GAAP Adjusted EBITDA. The company believes excluding stock-based compensation and other non-cash charges, allows for greater transparency in the review of the financial and operational performance.

Conference Call
The company will host a conference call and webcast today, November 9th, at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time, to discuss its third quarter 2010 financial results. To listen to the call live, please dial 877-407-9039 or 201-689-8470, internationally, at least 10 minutes before the start of the conference.

EnergyConnect will also use an online, real-time slide presentation that will run concurrently with the conference call. To participate in viewing these slides during the presentation, a link is provided through the Investors section of the EnergyConnect website: http://www.energyconnectinc.com/investors/financials/.

A telephone replay will be available until midnight eastern time on November 12th by dialing 877-870-5176 or 858-384-5517, and entering Conference ID #358384. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

About EnergyConnect
EnergyConnect delivers industry leading Demand Response technologies and services to commercial, institutional and industrial consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. EnergyConnect’s GridConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability. For more information about this leading edge technology or about investor relations, visit http://www.energyconnectinc.com.

– Tables Follow –

ENERGYCONNECT GROUP, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(in $USD)

	October 2, 2010	January 2, 2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$3,513,167	$1,062,306
Accounts receivable, net	20,329,008	6,811,495
Other current assets	374,707	237,242

Total current assets	24,216,882	8,111,043

Intangible assets, net	1,219,462	1,398,761
Other assets	426,635	265,120

TOTAL ASSETS	$25,862,979	$9,774,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$18,534,355	$7,508,561
Other current liabilities	483,134	324,886

Total current liabilities	19,017,489	7,833,447

Notes payable, net of discount	-	1,912,937

Total liabilities	19,017,489	9,746,384

Shareholders' equity	6,845,490	28,540

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$25,862,979	$9,774,924

ENERGYCONNECT GROUP, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Operations
(in $000s, except per share and share data)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Revenue	$17,409	$10,338	$30,875	$19,070
Cost of revenue	12,101	7,221	19,253	12,161

Gross Profit	5,308	3,117	11,622	6,909

Operating expenses:
Sales, general and administrative	2,705	2,059	7,179	6,525
Stock-based compensation	127	187	442	601

Total operating expenses	2,832	2,246	7,621	7,126

Operating income (loss)	2,476	871	4,001	(217)

Interest expense, net and other	(1,024)	(343)	(1,557)	(735)

Income (loss) before provision for income taxes	1,452	528	2,444	(952)

Provision for income taxes	-	-	-	-

Net income (loss)	$1,452	$528	$2,444	$(952)

Net income (loss) per share:
Basic and diluted	$0.01	$0.01	$0.02	$(0.01)

Shares used in per share calculations:
Basic	106,172,524	95,629,961	99,387,495	95,433,808
Diluted	110,827,379	96,839,705	103,189,930	95,433,808

Unaudited Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

We believe that the presentation of Non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations.  While we use Non-GAAP financial measures as a tool to enhance our understanding of certain aspects of our financial performance, we do not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures.  Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance.

We intend to use EBITDA and Non-GAAP Adjusted EBITDA to measure our performance against internal targets. EBITDA is calculated by adding back net interest expense, taxation expense, depreciation expense and amortization expense to Net Income to arrive at Earnings Before Interest, Tax, Depreciation and Amortization. Non-GAAP Adjusted EBITDA is calculated by additionally adding back other expenses, specifically stock-based compensation, depreciation, amortization, and interest expense, net and other, to arrive at Non-GAAP Adjusted EBITDA.

ENERGYCONNECT GROUP, INC. AND SUBSIDIARY
Unaudited Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA
(in $000s)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

GAAP net income (loss)	$1,452	$528	$2,444	$(952)
Add:
Stock-based compensation	127	187	442	601
Depreciation and amortization	96	95	285	287
Interest expense, net and other	1,024	343	1,557	735

Non-GAAP Adjusted EBITDA	$2,699	$1,153	$4,728	$671